EXHIBIT 24(B) 9.3

                  FIRST AMENDMENT TO FINANCIAL AGENT AGREEMENT


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                  FIRST AMENDMENT TO FINANCIAL AGENT AGREEMENT


THIS AMENDMENT made effective as of the 27th day of February, 1998 amends that certain Financial Agent Agreement dated December 11, 1996 by and between Phoenix Equity Planning Corporation and The Phoenix Edge Series Fund (the "Agreement") as hereinbelow provided.

                             W I T N E S S E T H :

         WHEREAS, the parties hereto wish to amend the Agreement to eliminate the provision that states that Financial Agent is not responsible for the acts or omissions of any agent appointed by it:

         NOW, THEREFORE, in consideration of the foregoing premise, the first sentence of Paragraph 4 of the Agreement is amended to read as follows:

         "Financial Agent shall not be liable for anything done or omitted to be done by it in the exercise of due care in discharging its duties specifically described hereunder."

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers on this 23rd day of March, 1998.

                          THE PHOENIX EDGE SERIES FUND


                           By:          /s/ Michael E. Haylon
                               -------------------------------------------
                               Michael E. Haylon
                               Executive Vice President


                           PHOENIX EQUITY PLANNING CORPORATION


                           By:          Philip R. McLoughlin
                               -------------------------------------------
                              Philip R. McLoughlin
                              President